UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 10, 2008
Amarillo Biosciences, Inc.
(Exact Name of registrant as specified in its charter)

Texas	0-20791	75-1974352
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4134 Business Park Drive, Amarillo, Texas 79110-4225
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (806) 376-1741

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 1.01  Entry into a Material Definitive Agreement.

On January 8, 2008, the Company entered into agreements with Firebird Global Master Fund, Ltd. (“Firebird”). Under the Agreements, the Company will issue 1,000 shares of the Company’s Series A 10% Convertible Preferred Stock, which is convertible into 4,000,000 shares of common stock, in exchange for payment of $1,000,000.00.

Under the Agreements, Firebird may purchase up to another 1,500 shares of the Company’s Series A 10% Convertible Preferred Stock for $1,000 per share within thirty (30) days of the initial issuance. Such additional shares are convertible into up to 6,000,000 shares of common stock of the Company at the conversion rate of $0.25 per share. The Company also granted Firebird warrants to purchase an additional 4,000,000 shares of Common Stock at $0.30 per share. The Agreements are attached hereto as Exhibits.

Item 3.02 Unregistered Sales of Equity Securities.

On January 9, 2008, the Company privately placed to Firebird Global Master Fund, Ltd. 1,000 shares of Series A Ten Percent Convertible Preferred Stock of the Company which are convertible into 4,000,000 shares of Common Stock of the Company.

The Preferred Stock was sold for cash for $1,000,000.00, minus $80,000.00 in commissions paid for a net of $920,000.00. The Company granted Warrants to purchase an additional 4,000,000 shares of Common Stock at $0.30 per share. The issuances are exempt from registration under Rule 506 promulgated under Section 4(2) of the Securities Act of 1933.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Item 9.01 Exhibits.

10.54	Securities Purchase Agreement dated January 8, 2008, between the Company and Firebird Global Master Fund, Ltd.
10.55	Registration Rights Agreement dated January 8, 2008, between the Company and Firebird Global Master Fund, Ltd.
10.56	Certificate of Designation of Preferences dated January 8, 2008, executed by the Company
10.57	Series A Common Stock Purchase Warrant dated January 8, 2008, between the Company and Firebird Global Master Fund, Ltd.

DATE: January 10, 2008 .

AMARILLO BIOSCIENCES, INC.

By: /s/ Joseph M. Cummins
Joseph M. Cummins, Chairman of the Board, President, and Chief Executive Officer